As filed with the Securities and Exchange Commission on July 01, 1997 Commission File No. 33-97770

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington D. C. 20549
                                      FORM 8K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): June 16, 1997

LEVEL BEST GOLF, INC.
(Exact name of registrant as specified in its charter)

FLORIDA                                                          59-3205644
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                    Identification Number)

14561 58th Street North, Clearwater, Florida 34620           (813) 535-7770
(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


AMENDMENT NO.1 TO LEVEL BEST GOLF, INC.

Series A 10% Convertible Debenture due June 1, 2000

Paragraph No. 4 of the Level Best Golf, Inc. Series A 10% Convertible Debenture due June 1, 2000, in the principal amount of US $250,000 (the "Debenture"), is hereby amended to read as follows:

4. The Holder of this Debenture is entitled, at its option, to convert at any time all of the principal amount of the Debenture, plus accrued interest, commencing forty-five (45) days after the closing of sale of the Debenture (the "Closing"), provided that the principal amount is at least US $10,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Ten Thousand Dollars [US $10,000], then the whole amount thereof) into shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to the lesser of (a) the Market Price on the Closing, or (b) 75% of the Market Price on the Conversion Date. For purposes of this Section 4, the Market Price shall be the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the Closing or Conversion Date, as may be applicable, as reported by the National Association of Securities Dealers for companies trading the over-the-counter market or, in the event the Common Stock is listed on a stock exchange, the Market Price shall be the average closing bid price of the Common Stock on such stock exchange on the five (5) trading days immediately preceding the Closing or Conversion Date, as reported in the Wall Street Journal. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached as Exhibit "A", executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash or Common Stock upon conversion. No fraction of Shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed to the Company or if earlier, the date set forth in such notice of conversion if the Debenture is received by the Company within three (3) business days therefrom. Facsimile delivery of the conversion notice shall be accepted by the Company at telephone number (813) 535-0077. Certificates representing Common Stock upon conversion will be delivered within two (2) business days from the date the notice of conversion is delivered to the Company.


Dated: June 24, 1997                   LEVEL BEST GOLF, INC.
                                       By /s/ Fred L. Solomon, President